NUVEEN INVESTMENT FUNDS, INC.

AMENDED AND RESTATED DISTRIBUTION AND SERVICE PLAN

Effective January 17, 2011

As Amended November 18, 2013

WHEREAS, NUVEEN INVESTMENT FUNDS, INC. (the “Company”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Board of Directors of the Company (the “Board of Directors”) has determined that there is a reasonable likelihood that the following Amended and Restated Distribution and Service Plan (“Plan”) will benefit the portfolios of the Company in existence as of the date hereof (the “Portfolios”) and the shareholders of the Class A, Class B, Class C, Class C1, Class C2 and Class R3 shares of each Portfolio offering the respective class of shares (“Shareholders”);

NOW, THEREFORE, the Board of Directors hereby adopts this Plan for the Portfolios pursuant to Rule 12b-1 under the 1940 Act. (To the extent the Board of Directors adopts this Plan for newly formed portfolios of the Company in accordance with Section 7 hereof, all references in this Plan to a “Portfolio” or “Portfolios” also refer to such newly formed portfolios.)

SECTION 1. The Board of Directors has adopted this Plan to enable each Portfolio to directly or indirectly bear expenses relating to the distribution and/or shareholder servicing of the Class A, Class B, Class C, Class C1, Class C2 and Class R3 shares of such Portfolio.

SECTION 2. The Class A shares of each Portfolio are authorized to pay the principal underwriter of the Fund’s shares (the “Distributor”) a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of ..20% of the value of the average daily net assets of Class A shares for the Portfolios set forth in Exhibit A hereto, and .25% of the value of the average daily net assets of Class A shares for all other Portfolios . All or any portion of such total fee may be payable as a Shareholder Servicing Fee, and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Board of Directors. Until further action by the Board of Directors, all of such fee shall be designated and payable as a Shareholder Servicing Fee.

SECTION 3. The Class B shares of each Portfolio offering such shares are authorized to pay the Distributor a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of 1.00% of the value of the average daily net assets of such class. A portion of such total fee will be payable as a Shareholder Servicing Fee and a portion of such total fee will be payable as a Distribution Fee, as determined from time to time by the Board of Directors. Until further action by the Board of Directors, a portion of such total fee equal to .25% of the value of the average daily net assets of such class shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

SECTION 4. The Class C shares of each Portfolio offering such shares are authorized to pay the Distributor a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of 1.00% of the value of the average daily net assets of such class.

The Class C1 shares of each Portfolio offering such shares are authorized to pay the Distributor a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of .65% of the value of the average daily net assets of such class.

The Class C2 shares of each Portfolio offering such shares are authorized to pay the Distributor a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of .75% of the value of the average daily net assets of such class, except that the Class C2 shares of Nuveen Short Term Municipal Bond Fund are authorized to pay the Distributor a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of .55% of the value of the average daily net assets of such class,

A portion of the total fee payable with respect to Class C, Class C1 and Class C2 shares will be payable as a Shareholder Servicing Fee and a portion of such total fee will be payable as a Distribution Fee, as determined from time to time by the Board of Directors. Until further action by the Board of Directors, for Class C and Class C1 shares, a portion of such total fee equal to .25% of the value of the average daily net assets of such class shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee, and for the Class C2 shares, a portion of such total fee equal to .20% of the value of the average daily net assets of such class shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

SECTION 5. The Class R3 shares of each Portfolio offering such shares are authorized to pay the Distributor a total fee in connection with the servicing of shareholder accounts of such class and in connection with distribution-related services provided in respect of such class, calculated and payable monthly, at the annual rate of .50% of the value of the average daily net assets of such class. A portion of such total fee may be payable as a Shareholder Servicing Fee and all or any portion of such total fee may be payable as a Distribution Fee, as determined from time to time by the Board of Directors. Until further action by the Board of Directors, a portion of such total fee equal to .25% of the value of the average daily net assets of such class shall be designated and payable as a Shareholder Servicing Fee and the remainder of such fee shall be designated as a Distribution Fee.

SECTION 6.

(a)	With respect to each Portfolio, the Shareholder Servicing Fee may be used by the Distributor to provide compensation for ongoing servicing and/or maintenance of shareholder accounts of the respective class of shares of such Portfolio. Compensation may be paid by the Distributor to persons, including employees of the Distributor, and institutions who respond to inquiries of holders of such shares regarding their ownership of shares or their accounts with the Company or who provide other administrative or accounting services not otherwise required to be provided by the Company’s investment adviser, transfer agent or other agent of the Company.

(b)	With respect to each Portfolio, the Distribution Fee may be used by the Distributor to provide initial and ongoing sales compensation to its investment executives and to other broker-dealers in respect of sales of the respective class of such Portfolio and to pay for other advertising and promotional expenses in connection with the distribution of such shares. These advertising and promotional expenses include, by way of example but not by way of limitation, costs of printing and mailing prospectuses, statements of additional information and shareholder reports to prospective investors; preparation and distribution of sales literature; advertising of any type; an allocation of overhead and other expenses of the Distributor related to the distribution of such shares; and payments to, and expenses of, officers, employees or representatives of the Distributor, of other broker-dealers, banks or other financial institutions, and of any other persons who provide support services in connection with the distribution of such shares, including travel, entertainment, and telephone expenses.

(c)	Payments under the Plan are not tied exclusively to the expenses for shareholder servicing and distribution related activities actually incurred by the Distributor, so that such payments may exceed expenses actually incurred by the Distributor. The Board of Directors will evaluate the appropriateness of the Plan and its payment terms on a continuing basis and in doing so will consider all relevant factors, including expenses borne by the Distributor and amounts it receives under the Plan.

(d)	The Company’s investment adviser and the Distributor may, at their option and in their sole discretion, make payments from their own resources to cover costs of additional distribution and shareholder servicing activities.

SECTION 7. This Plan shall not take effect with respect to any class of shares of a Portfolio, or any class of shares of a newly formed portfolio of the Company, until it has been approved (a) by a vote of at least a majority of the outstanding voting securities of such class of shares, but only if such approval is required by the Investment Company Act of 1940 and the rules and regulations thereunder; and (b) together with any related agreements, by votes of the majority of both (i) the Board of Directors and (ii) the Qualified Directors, cast in person at a Board of Directors meeting called for the purpose of voting on this Plan or such agreement.

SECTION 8. This Plan shall continue in effect for a period of more than one year after it takes effect only for so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 7 herein for the approval of this Plan.

SECTION 9. Any person authorized to direct the disposition of monies paid or payable by the Company pursuant to this Plan or any related agreement shall provide to the Board of Directors, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

SECTION 10. This Plan may be terminated at any time with respect to any class of shares of any Portfolio by the vote of a majority of the Qualified Directors or by vote of a majority of the outstanding voting securities of such class.

SECTION 11. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time with respect to any class of shares of any Portfolio, without payment of any penalty, by the vote of a majority of the Qualified Directors or by the vote of Shareholders holding a majority of such class’s outstanding voting securities, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

SECTION 12. This Plan may not be amended to increase materially the amount of fees payable pursuant hereto by any class of shares of any Portfolio without the approval of the majority of the outstanding voting securities of that class, and all material amendments to this Plan shall be approved in the manner provided in Part (b) of Section 7 herein for the approval of this Plan.

SECTION 13. As used in this Plan, (a) the term “Qualified Directors” shall mean those members of the Board of Directors who are not interested persons of the Company, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

SECTION 14. While this Plan is in effect, the Board of Directors shall satisfy the fund governance standards as defined in Rule 0-1(a)(7) under the 1940 Act.

SECTION 15. This Plan shall not obligate the Company or any other party to enter into an agreement with any particular person.

Exhibit A

Nuveen Minnesota Municipal Bond Fund

Nuveen Minnesota Intermediate Municipal Bond Fund

Nuveen Nebraska Municipal Bond Fund

Nuveen Oregon Intermediate Municipal Bond Fund

Nuveen Short-Term Municipal Bond Fund